CORPORATE GOVERNANCE GUIDELINES

OF

THE BOARD OF DIRECTORS

OF

ARTVENTIVE MEDICAL GROUP, INC.

Adopted by the Board of Directors as of May 5, 2013

Introduction; Role of the Board

The Board of Directors (the "Board") of ArtVentive Medical Group, Inc. (the "Company") has adopted these Corporate Governance Guidelines as a general framework to assist the Board in carrying out its responsibility for the business and affairs of the Company. The Board, on behalf of the Company and its stockholders, oversees and provides general direction to the management of the Company.

In addition to other Board or Board committee (each a "Committee") responsibilities outlined below, the responsibilities of the Board include:

- Reviewing, monitoring and approving the overall operating, financial and strategic plans and operating goals and performance of the Company;
- Selecting, evaluating and retaining the Company's senior executives;
- Together with the Chief Executive Officer, reviewing on an annual basis the job performance of corporate officers and other senior executives of the Company, and regularly reviewing the outside activities of senior executives of the Company;
- Selecting, evaluating, retaining and compensating the Company's Chief Executive Officer, and providing oversight of the selection, evaluation, retention and compensation of the other executive officers of the Company based on recommendations from the Compensation Committee or a majority of the independent directors;
- Overseeing appropriate policies of corporate conduct and compliance with laws;
- Periodically assessing the effectiveness of policies to facilitate communication between the Company's stockholders and directors;
- Reviewing the major risks facing the Company and helping develop strategies to address these risks;

- Implementing and overseeing the operation of reasonable information and reporting systems or controls designed to inform the Board of material risks;

- Discussing and monitoring the Company's position on issues related to corporate social responsibility, public policy and philanthropy;

- Reviewing the process by which financial and non-financial information about the Company is provided to management, the Board and the Company's stockholders; and

- Establishing policies designed to maintain the financial, legal and ethical integrity of the Company.

The Company's senior officers, under the direction of the Chief Executive Officer, are responsible for the operations of the Company, implementation of the strategic, financial, and management policies of the Company, identification, assessment and management of risk and risk mitigation strategies and preparation of financial statements and other reports that accurately reflect requisite information about the Company and timely reports which inform the Board about the foregoing matters.

These Corporate Governance Guidelines are not intended as binding legal obligations or inflexible requirements and are not intended to interpret applicable laws and regulations or modify the Company's Articles of Incorporation or Bylaws.

Board Composition

Size of the Board

The Board will periodically review the appropriate size of the Board. The Company's Bylaws currently provide that the authorized number of directors will be not less than one nor more than 12. Each member of the Board is subject to election annually by the stockholders.

Majority of independent directors

A majority of the directors serving on the Board will meet the standard of director independence set forth in the NASDAQ listing standards as amended from time to time (the "Listing Standards"), as well as other factors not inconsistent with the Listing Standards that the Board considers appropriate for effective oversight and decision-making by the Board.

Affirmative determination of independence

The Board will affirmatively determine annually and at other times required by the Listing Standards that the directors designated as "independent" have no material relationships with the Company (either directly or with an organization in which the director is a partner, stockholder or officer, or is financially interested) that may interfere with the exercise of their independence from management and the Company.

Board membership criteria

The Board's policy is to encourage selection of directors who will contribute to the Company's overall corporate goals of fostering a positive working environment and ensuring integrity in financial reporting and business conduct. The Board and the Nominating and Corporate Governance Committee will, from time to time, review the experience and characteristics appropriate for directors and director candidates in light of the Board's composition at the time and the skills and expertise needed for effective operation of the Board and its Committees.

Basic requirements for membership on the Board may include the following:

Ethics

Directors should be persons of good reputation and character who conduct themselves in accordance with high personal and professional ethical standards, including the policies set forth in the Company's Code of Conduct.

Business and professional activities

Directors should maintain a professional life active enough to keep them in contact with the markets and the business and technical environments and the communities in which the Company is active. Because this exposure is a significant factor in selecting and retaining directors, a significant position or title change will be seen as reason to review a director's membership on the Board.

Experience, qualifications and skills

Directors should have experience, qualifications and skills relevant for effective management and oversight of the Company's senior executives, which, acquired through education, training, experience, self-study or other means, may include experience at senior executive levels in comparable companies, public service or work with professional service firms, educational institutions or other organizations.

Time

Directors should have the time and willingness to carry out their duties and responsibilities effectively, including time to study informational and background material and to prepare for meetings. Directors should attempt to arrange their schedules to allow them to attend all scheduled Board and Committee meetings.

Diversity

The Board believes that diversity (including differences in backgrounds, qualifications and personal characteristics) is important to the effectiveness of the Board's oversight of the Company.

Conflicts of interest

Each director should not, by reason of any other position, activity or relationship, be subject to any conflict of interest that would impair the director's ability to fulfill the responsibilities of a director.

Selection, Tenure and Retirement of Directors

Selection of Board nominees

The Board has overall responsibility for the selection of candidates for nomination or appointment to the Board, provided that nominees for election by the stockholders and appointees to fill Board vacancies will be approved by a majority of the independent directors. The Nominating and Corporate Governance Committee will recommend director candidates to the Board for nomination or appointment.

Length of Board service

The Board, based on recommendations by the Nominating and Corporate Governance Committee, will review each director's continuation on the Board every year. This review will include determination of independence as well as consideration of skills, experience, number of other public and private company Boards on which the individual serves, composition of the Board at that time, and other criteria in the context of the needs of the Company and the membership requirements described above.

Change in status of Board members

Both non-employee and management directors who retire from or change their principal occupation or business or non-employee directors who accept or intend to accept a directorship with another company that he or she did not hold when most recently elected to the Board will offer to resign their service as directors, which offer may then be evaluated by the Board or the Nominating and Corporate Governance Committee in light of the individual circumstances.

Retirement

The Board does not believe that there should be a fixed term or retirement age for directors or those directors who retire from or change their principal occupation or business should necessarily be required to end their service as directors.

Board Leadership

Management directors

The Board anticipates that the Chief Executive Officer will be nominated annually to serve on the Board. The Board may also appoint or nominate other members of the Company's management whose experience and role at the Company are expected to help the Board fulfill its responsibilities.

Board meetings

All meetings of and other actions by the Board shall be held and taken pursuant to the Bylaws of the Company, including provisions governing notice of meetings and waiver thereof, the number of directors required to take actions at meetings and by written consent, and other related matters.

Agenda

The Chairman of the Board will have primary responsibility for establishing the agenda for each meeting of the Board and arranging for the agenda, along with appropriate written information and background materials, to be sent in advance of each such meeting to the directors. Each Committee, and each individual director, is encouraged to suggest items for inclusion on such agenda. The Chairman and the full Board separately have authority to require the Board to meet in executive sessions outside the presence of management to discuss sensitive matters, with or without distribution of written materials.

Meetings of independent non-employee directors

Independent nonemployee directors will meet on a regularly scheduled basis in executive sessions without the presence of the Chief Executive Officer or other members of the Company's management.

Chairman and presiding independent director

The Board will periodically appoint a Chairman of the Board. Both independent and management directors, including the Chief Executive Officer, are eligible for appointment as the Chairman. If the Chairman is not an independent director, the Board will either designate an independent director to preside at meetings of independent directors or a procedure by which a presiding director will be selected for such meetings.

Annual review

The Board will conduct an annual assessment of its leadership structure to determine whether such leadership structure is the most appropriate for the Company.

Board Compensation

Compensation

The Compensation Committee will recommend to the Board compensation programs for non-employee directors (including non-employee Committee chairpersons and Committee members) consistent with any applicable requirements of the Listing Standards for independent directors and including consideration of cash and equity components of compensation. The Board will determine the form and amount of non-employee director compensation.

Board Committees

Committees

The Committees of the Board are the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may, from time to time, establish additional Committees.

Committee member selection

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board will designate the members and the chairperson of each Committee, endeavoring to match the Committee's function and needs for expertise with individual skills and experience of the appointees to the Committee. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be independent as defined in the applicable Listing Standards and applicable laws and regulations.

Committee functions

Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will have a written charter approved by the Board in compliance with applicable Listing Standards and applicable laws and regulations. The number and content of Committee meetings and means of carrying out Committee responsibilities will be determined by each Committee in light of such Committee's charter, the authority delegated by the Board to such Committee, and legal, regulatory, accounting and governance principles applicable to such Committee's function. The Company will afford access to the Company's employees, professional advisers and other resources, if needed, to enable Committee members to carry out their responsibilities.

Director Responsibilities

General responsibilities

A director is expected to discharge his or her director duties, including duties as a member of a Committee on which the director serves, in good faith and in a manner the director reasonably believes to be in the best interests of the Company.

Disclose relationships

Each independent director is expected to disclose promptly to the Board any existing or proposed relationships with the Company (other than service as a Board member or on Committees) which could affect the independence of such director under applicable Listing Standards or any additional standards as may be established by the Board from time to time, including (a) direct relationships between (i) the Company and (ii) such director and such director's family members and (b) indirect relationships between (i) the Company and (ii) any business, nonprofit or other organization in which such director is a general partner or manager, officer or significant stockholder or is materially financially interested.

Reporting and compliance systems

Based on information available to a director, such director should be satisfied that Company management maintains an effective system for timely reporting to the Board or appropriate Committees on: (a) the Company's financial and business plans, strategies and objectives, (b) recent financial results and condition of the Company and its business segments (if any), (c) significant accounting, regulatory, competitive, litigation and other external issues affecting the Company and (d) systems of controls which promote the Company's accurate and timely reporting of financial information to stockholders and compliance with laws and corporate policies. Each director is expected to have a basic understanding of the foregoing matters to the extent information is furnished by management or otherwise available to the Board.

Attendance

Each director is expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings and meetings of Committees on which he or she serves, including advance review of meeting materials that may be circulated prior to each meeting.

Access to information

The Company's management will afford each director access to the Company's employees and outside auditors, legal counsel and other professional advisers for any purpose reasonably related to the Board's responsibilities. Each director is entitled to (a) inspect the Company's books and records and obtain such other data and information as such director may reasonably request, (b) inspect facilities as reasonably appropriate for the performance of director duties, (c) receive notice of all meetings in which a director is entitled to participate and (d) receive copies of all Board and Committee meeting minutes.

Independent inquiries and advisers

The Board is authorized to conduct investigations, and to retain, at the expense of the Company, independent legal, accounting, investment banking or other professional advisers selected by the Board, for any matters relating to the purpose or responsibilities of the Board.

Reliance on information

In discharging responsibilities as a director, a director is entitled to rely in good faith on reports or other information provided by the Company's management and independent auditors and other persons as to matters the director reasonably believes to be within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

Transactions affecting director independence

Without the prior approval of a majority of disinterested directors of the full Board and, if required by the Listing Standards, the Audit Committee, the Company will not make significant charitable contributions to organizations in which a director or a family member of a director is affiliated, enter into consulting contracts with (or otherwise provide indirect forms of

compensation to) a director or enter into any other relationships or transactions (other than service as a director and Committee member) between the Company and a director (or any business or nonprofit entity or organization in which the director is a general partner, controlling stockholder, officer, manager or trustee, or materially financially interested). Notwithstanding the foregoing, to the extent required to comply with SEC rules, no member of the Audit Committee will be an affiliated person of the Company or receive any direct or indirect compensation from the Company other than for service as a director and on Committees on which such individual serves.

Continuing education

The Board is expected to review periodically appropriate policies and procedures for providing orientation sessions for newly-elected or appointed directors and recommending on an as-needed basis continuing director education programs for directors or Committee members.

Annual evaluation

The Board is expected to evaluate annually these Corporate Governance Guidelines and whether the Board and its Committees are functioning effectively.

Risk oversight

The Board should understand the principal risks associated with the Company's business on an ongoing basis. It is the responsibility of management to ensure that the Board and its Committees are kept well informed of such changing risks on a timely basis. It is important that the Board oversee the decisions of management that involve the principal risks of the Company's business, which include determining the appropriate balance between risk and reward. The Board reserves oversight of the major risks facing the Company and has delegated risk oversight responsibility to the appropriate Committees as follows: the Audit Committee oversees risks relating to financial matters, financial reporting and auditing and the Compensation Committee oversees risks relating to the design and implementation of the Company's compensation policies and procedures.

Management Responsibilities and Related Matters

Management succession planning

The Chief Executive Officer will review with the Board management succession and development plans for executive officers. The Board may from time to time ask the Compensation Committee to undertake specific reviews concerning management succession planning.

Financial reporting and legal compliance

The Company's management has primary responsibility to (a) make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the assets and liabilities of the Company, (b) devise and maintain effective disclosure controls and procedures and internal controls over accounting and financial reporting, (c) prepare financial statements that are

accurate and complete and fairly present the financial condition, results of operation and cash flows of the Company and (d) devise and maintain systems, procedures and corporate culture which promote compliance with legal and regulatory requirements and the ethical conduct of the Company's business.

Corporate communications

The Company's management has the primary responsibility to establish policies concerning the Company's communications with stockholders, the press, customers, suppliers and employees.

Communication of Corporate Governance Guidelines

As required by the Listing Standards, the Company's management will assure that the Company's website will include a copy of these Corporate Governance Guidelines, copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and, if applicable, other key Committees of the Board and a copy of the Company's Code of Conduct. Management will also include in the Company's annual report to stockholders statements to the effect that such documentation is available on the Company's website and in print to any stockholder requesting it.